Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2024 Share Incentive Plan of our report dated March 27, 2024, relating to the consolidated financial statements of Foresight Autonomous Holdings Ltd. appearing in the Annual Report on Form 20-F of Foresight Autonomous Holdings Ltd. for the year ended December 31, 2023.

/s/ Brightman Almagor Zohar & Co.

Brightman Almagor Zohar & Co.
Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

July 12, 2024